Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-105512) pertaining to the Verizon Savings and Security Plan for New York and New England Associates of our report dated June 1, 2004, with respect to the financial statements of the Verizon Savings and Security Plan for New York and New England Associates included in this Annual Report (Form 11-K) as of December 31, 2003 and 2002 and for the year ended December 31, 2003.

/s/ MITCHELL & TITUS, LLP

New York, New York

June 21, 2004